Exhibit 10.1

THIS CONVERTIBLE PROMISSORY NOTE (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE LAW, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, AND MAY NOT BE SOLD, OFFERED FOR SALE, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING ANY SUCH TRANSACTION OR (B) SUCH TRANSACTION IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE OR FOREIGN SECURITIES LAWS COVERING SUCH TRANSACTION.

CONVERTIBLE PROMISSORY NOTE

Principal Amount: $1,400,000	September 10, 2021

FOR VALUE RECEIVED, Stemtech Corporation, a Delaware corporation, Stemtech HealthSciences Corp., a Florida corporation, (collectively, “Stemtech”) and Globe Net Wireless Corporation, a publicly listed company (“GNTW” and together with Stemtech, the ”Borrower”) promises to pay to Sharing Services Global Corporation, a Nevada corporation (the “Holder”), to its order, the principal sum of One Million Four Hundred Thousand Dollars (the “Principal Amount”), of which up to $1,400,000 and all accrued interest can be paid by the “Optional Conversion” (as hereinafter defined) of such amount into shares of GNTW’s $0.001 par value common stock (“Common Stock”) at the Conversion Price, provided all of the conditions precedent contained in Section 3 of this Note have been satisfied, together with interest in arrears, if any, on the unpaid principal balance from time to time outstanding from the date hereof until the entire Principal Amount due hereunder is paid in full at the rate(s) provided below. This Note is issued in connection with a Securities Purchase Agreement relating to the Note (the “Purchase Agreement”) executed on even date herewith between the Borrower and Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. “Dollar” and “$” mean the lawful currency of the United States of America.

1.	Maturity.

1.1   Maturity Date. The aggregate outstanding Principal Amount, together with all accrued interest, if any, thereon, reduced by unamortized prepaid interest, if any, (cumulatively, the “Outstanding Amount”), shall be due and payable on the earliest to occur of (the earliest of such events being the “Maturity Date”): (i) September 9, 2024 (the “Scheduled Maturity Date”); (ii) the acceleration of this Note upon the occurrence of an Event of Default; (iii) upon full conversion of this Note as provided herein; or (iv) upon full repurchase of this Note by Borrower as provided herein.

1.2   Redemption. Borrower at its option shall have the right to redeem a portion or all amounts of outstanding Principal Amount on or after the first anniversary of this Note without incurring penalties, additional interest, or other fees or charges; provided that Borrower shall send Holder written notice (“Redemption Notice”) of such redemption stating the amount of the Principal Amount being redeemed (“Redemption Amount”) and, if such redemption of the Note is in full, the place or places whether the Note is to be surrendered for payment. After a Redemption Notice is given, the Borrower shall deliver to the Holder the Redemption Amount within three (3) business days of such Redemption Notice, during which period of time the Holder shall not have the right to convert any portion of this Note. If the Borrower fails to deliver the Redemption Amount to Holder within three (3) business days, then: (i) all rights and remedies of the Holder under this Note, including conversion rights in accordance with Section 3 of this Note, shall continue as though no such Redemption Notice had been given, and (ii) the Borrower shall not have the right to redeem any portion of the Principal Amount for a period of thirty (30) calendar days following such failure to deliver the Redemption Amount.

2.	Interest.

2.1   of this Note on March 31st, June 30th, September 30th and December 31st of each year during the term of Note. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed.

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2.2  Interest After Default. At Holder’s option, and to the extent permitted by applicable law, the unpaid principal balance shall bear interest after an Event of Default and after Maturity (whether by acceleration or otherwise) at the Default Interest Rate. The “Default Interest Rate” shall be, at Holder’s option: (a) eighteen percent (18%) per annum, or (b) such lesser rate of interest as Holder in its sole discretion may choose to charge; but never more than the Maximum Lawful Rate or at a rate that would cause the total interest contracted for, charged or received by Holder to exceed the Maximum Lawful Amount. The term “Maximum Lawful Rate” means the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal law for the type of loan evidenced by this Note. If applicable state or federal law does not permit a higher interest rate, the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code) shall be the interest rate ceiling applicable to this Note and shall be the basis for determining the Maximum Lawful Rate in effect from time to time during the term of this Note. If applicable state or federal law allows a higher interest rate or federal law preempts the state law limiting the rate of interest, then the foregoing interest rate ceiling shall not be applicable to this Note. If the interest rate ceiling is increased by statute or other governmental action subsequent to the date of this Note, then the new interest rate ceiling shall be applicable to this Note from the effective date thereof, unless otherwise prohibited by applicable law.

3.	Conversion.

3.1.  Optional Conversion. At any time during the term of this Note, except as otherwise provided herein, the Principal Amount less any unamortized prepaid interest, if any, and all accrued interest, if any, thereon (the “Maximum Conversion Amount”) may, at the sole option of the Holder, be converted, in whole or in part, into fully paid and non-assessable whole shares of Common Stock (“Optional Conversion”) in accordance with Section 3.4 below.

3.2.  Mechanics of Conversion. The Holder shall notify the Borrower in writing of its election to convert all or part of the Maximum Conversion Amount (“Conversion Amount”) in accordance with Section 3.1 (“Conversion Notice”). Such conversion shall only become effective after all of the following conditions have been satisfied:

a.      Borrower receives the Conversion Notice;

b.     Holder executes any and all documents required in connection with becoming a holder of Common Stock;

c.     Borrower issues and delivers to Holder a certificate or certificates for the number of Common Stock, if any, to which Holder shall be entitled as provided herein, within ten (10) calendar days of receipt of the Conversion Notice (“Certificates”); and

d.     Holder provides Borrower with written confirmation that the outstanding balance of the Principal Amount and accrued interest, if any, has been reduced by the Conversion Amount (“Reduction Certificate”). Upon the occurrence of the events set forth in Sections 3.2a., b. and c. above, and this Section 3.2d., Borrower shall deliver to the Holder a Restated Note (“Restated Note”) evidencing the remaining outstanding balance of the Principal Amount, if any, which Restated Note shall in all other respects be identical with this Note, except that the Maximum Conversion Amount shall be reduced by the Conversion Amount.

3.3   Conversion Price. The number of whole shares of Common Stock into which this Note may be converted (the “Conversion Shares”) shall be determined by dividing the Conversion Amount by the Volume Weighted Average Price (VWAP) of the first thirty (30) days of the Company’s Common Stock based on the timeframe of August 20, 2021 through Sept ember 19, 2021. The VWAP shall be calculated on the price of the Common Stock of the Company as quoted by Bloomberg, LP or such other quotation service (the “Conversion Price”), and such shares of the Company’s Common Stock issued upon payment of the Origination Fee are referred to herein as the “Origination Fee Shares.” For purposes of this Section 3, “VWAP” shall mean the volume weighted average price of the Common Stock of the Borrower, GNTW. On the Closing Date, Company shall delivery to the Investor, the Origination Fee Shares to be issued at Closing. Immediately after the expiration of September 19, 2021 (but in any event no later than 3:00 p.m., New York City time, on September 23, 2021), the Company shall deliver to the Investor, the Origination Fee Shares.

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3.4	[RESERVED]

3.5  No Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Borrower issuing any fractional shares to the Holder upon conversion of the Note, the Borrower shall pay to the Holder the amount of the fractional shares valued at the Conversion Price.

4.	Reservation of Authorized Shares.

4.1   Reservation. Except as may be provided for in or in accordance with the Purchase Agreement, at the Closing (as defined in the Purchase Agreement), the Borrower shall have reserved an adequate amount of its authorized unissued shares of Common Stock, including treasury shares of Common Stock (“Initial Reserve Amount”), solely for the purpose of effecting the conversion of this Note or other convertible securities issued to the Holder pursuant to the Purchase Agreement. After the increase in Borrower’s authorized but unissued shares of Common Stock pursuant to and in accordance with the Purchase Agreement (“Authorized Share Increase”), Borrower shall at all times thereafter reserve out of its authorized but unissued shares of Common Stock, a number of shares of Common Stock equal to the Conversion Price with respect to Maximum Conversion Amount of this Note, solely for the purpose of effecting the conversion of this Note (the “Subsequent Reserve Amount”).

4.2   Insufficient Authorized Shares. Except as provided for in the Purchase Agreement, if at any time after the Authorized Share Increase and while this Note remains outstanding the Borrower does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Subsequent Reserve Amount (an “Authorized Share Failure”), then the Company shall take all action necessary to effect an Authorized Share Increase pursuant to and in accordance with the Purchase Agreement.

5.     Usury. All agreements between the Borrower and the Holder are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Holder for the use, forbearance, or detention of the indebtedness evidenced hereby exceed the maximum permissible amount under applicable law. If, from any circumstance whatsoever, fulfillment of any provision hereof at the time performance of such provision shall be due shall involve transcending the limit of validity prescribed by law, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstances the Holder should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the balance of the Principal Amount evidenced hereby and not to the payment of interest, and, if the Principal Amount of this Note has been paid in full, such excess interest shall be refunded to the Borrower.

6.	Negative Covenants.

6.1    General Prohibitions. So long as this Note shall remain in effect and until any Outstanding Amount (and liquidated damages, if any) and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full, unless the Holders shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, the Borrower shall not:

a.     Senior or Pari Passu Indebtedness. Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, except for: (i) indebtedness created as a result of the issuance of other notes up to a maximum original principal amount (including this Note) of $45,000,000, (ii) long-term indebtedness existing on the date hereof, which outstanding principal amount may be increased from time to time to not more than $5,000,000 ((i) and (ii) are cumulatively the “Indebtedness Cap”) in the aggregate and set forth in Schedule A attached hereto and only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Purchase Agreement on the issuance date, (iii) indebtedness that refinances any of the indebtedness referenced in Schedule A as long as any such refinance does not result in the Indebtedness Cap being exceeded, (iv) long-term indebtedness; other than financing of personal property used in the business, secured by a lien in an aggregate amount outstanding not to exceed $1,000,000 (“Permitted Liens”), (v) indebtedness created as a result of a subsequent financing if the gross proceeds to the Borrower of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing and (vi) trade payables and deferred employment compensation created in the ordinary course of business (in addition to the Permitted Liens, the Scheduled Lien shall not constitute a breach of this Section 6.1(a));

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b.     Liens. Create, incur, assume or permit to exist any lien on any property or assets, other than: (i) financing of personal property used in the business, and (ii) financing of inventory, (including stock or other securities of the Borrower) now owned or hereafter acquired by the Borrower or on any income or revenues or rights in respect of any thereof, except Permitted Liens and the Scheduled Liens;

c.     Dividends and Distributions. Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities (other than shares of Common Stock of the Borrower in connection with a stock dividend, stock split or other recapitalization) or a combination thereof (other than a reverse stock split of the Common Stock of the Borrower), with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose except as permitted under subsection d. below;

d.     Stock Repurchases. Repay, repurchase, redeem or offer to repay, repurchase, redeem or otherwise acquire more than a de minimis number of shares of its Common Stock (or Common Stock equivalents) other than as to: (i) the Conversion Shares as permitted or required under this Note or Purchase Agreement and (ii) repurchases of Common Stock of departing officers and directors of the Borrower. Holder specifically agrees the redemption or conversion into Common Stock of Preferred Stock existing on the date hereof does not require Holder approval;

e.     Certain Payments and Prepayments. Optionally prepay, repurchase or redeem or segregate funds with respect to any indebtedness with a remaining term of greater than twelve months of the Company at the time of the optional payment, other than for: (i) indebtedness existing on the date hereof and set forth in Schedule A attached hereto, and (ii) indebtedness under this Note or the Purchase Agreement;

f.      Amendments to Constitutive Documents. Amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that materially and adversely affects any rights of the Holder; or

g.     Other. Enter into any agreement with respect to any of the foregoing.

6.2   Scheduled Liens. The term “Scheduled Liens” shall mean those liens securing the indebtedness described on Schedule 1 attached hereto and incorporated herein.

6.3   IRS Liens. Borrower agrees that the IRS indebtedness (and related liens) (collectively, the “IRS Liens”) itemized on Schedule 1 shall be discharged within ten (10) days of the date of this Note. Borrower shall deliver to Holder, within such ten (10) day period, final proof of the discharge of the IRS Liens. In the event that Borrower fails to comply with this discharge requirement, Borrower shall immediately effect a draw under this Note in such amount so as to discharge in full such IRS indebtedness. Borrower further agrees to indemnify and defend Holder harmless from any liability arising out of relating to, the IRS Liens.

7.	Full Ratchet Anti-Dilution.

7.1   Dilutive Issuance Prohibitions. If the Company or any subsidiary thereof, as applicable, at any time while this Note is outstanding or the Holder holds any Conversion Shares, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents, at an effective price per share less than the Conversion Price then in effect (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (it being understood and agreed that if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance at such effective price), then simultaneously with the consummation of each Dilutive Issuance the Conversion Price shall be reduced and only reduced to equal the Base Share Price. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. The Company shall notify the Holder, in writing, no later than one business day following the issuance or deemed issuance of any Common Stock or Common Stock Equivalents subject to this Section 7.1, indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 7.1, upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Conversion Notice. If the Company enters into a Variable Rate Transaction, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised.

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7.2    Exception. Notwithstanding the foregoing provisions of Section 7.1, Borrower shall have the right to discharge any obligations or responsibilities arising out of prior commitments and/or agreements entered into between Borrower and various employees of Borrower pursuant to a Stock Incentive Plan (e.g. ESOP, ISO and the like).

8.     Replacement of Note. If this Note is mutilated, lost, stolen or destroyed, the Borrower shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Note, a new Note, but only upon receipt of evidence reasonably satisfactory to the Borrower of such loss, theft or destruction and customary and reasonable bond or indemnity, if requested.

9.	Events of Default. The following constitute an event of default (“Event of Default”):

a.     Borrower fails to pay any amount of principal or interest under this Note when due and said failure continues for a period of ten (10) days after Borrower’s receipt of written notice from Holder;

b.    Borrower fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in this Note and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof;

c.     Any warranty or representation now or hereafter made by the Borrower in connection with this Note is untrue or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time pursuant to this Note by the Borrower to the Holder is untrue or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof;

d.     A proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against Borrower which is not dismissed within sixty (60) days of its filing, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by Borrower or the Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing;

e.      Borrower voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

f.      Borrower becomes insolvent or fails generally to pay its debts as they become due, and said failure continues for a period of thirty (30) days after written notice of same from the Holder to the Borrower; or

g.     Borrower breaches any agreements or covenants, as modified or amended, set forth in the Purchase Agreement or any representation or warranty set forth in the Purchase Agreement shall be determined to be false at the time given and such failure or neglect continues after Holder provided Borrower with thirty (30) days written notice thereof;

10.   Remedies. Upon the occurrence of an Event of Default, or Change of Control, at the option and upon the written declaration of the Holder (or automatically without such declaration if an Event of Default set forth in Section 9d. occurs), the entire Outstanding Amount shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and Holder may, with a ten (10) day period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise, including the demand for immediate transfer to the Holder of any ownership interests in the Company held by the Borrower. For purposes of this Note, the term “Change of Control” shall mean the consummation of any bona fide third party tender offer, merger, amalgamation, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of a majority of total voting power of the voting stock of the Company. Change of Control specifically excludes any transactions involving Holder and/or any entity or person affiliated with Holder including, Sharing Services Global Corporation.

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11.	Miscellaneous.

a.     Notices. All notices to any party required or permitted hereunder shall be in writing and shall be sent to the physical address or email address set forth for such party as follows:

i.	If to the Holder:

Sharing Service Global Corporation Attn: John Thatch, CEO

1700 Coit Rd, Suite 100

Plano, Texas 75075

With a Copy to:

R. Steven Jones, Esq. Jones, Davis & Jackson, PC

15110 Dallas Parkway, #300

Dallas, Texas 75248

ii.	If to Borrower:

Stemtech Corporation Attn: Charles Arnold, CEO 10370 USA Today Way Miramar, Florida 33025

With a Copy to:

David E. Price, Esq.

#3 Bethesda Metro Center #700

Bethesda, Maryland 20814

David@TopTier.eu

Any such notice shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic transmission or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a recognized national overnight courier, specifying next day delivery, or two (2) days after deposit with a recognized international overnight courier, specifying two day delivery, in each case with written verification of receipt.

b.     Waiver. No failure to exercise, and no delay in exercising, on the part of the Holder, any right, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

c.      Amendments. Any term, covenant, or condition of this Note may be amended or waived only by written consent of the Borrower and the Holder.

d.     Expenses. Any reasonable expense incurred by the Holder (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the exercise of any right or remedy upon the occurrence of an Event of Default, including, without limitation, the costs of collection and reasonable attorneys’ fees and expenses, shall be paid by the Borrower within thirty (30) days of receiving written notice thereof from the Holder. Any such expense incurred by the Holder and not timely paid by the Borrower shall be added to the other obligations hereunder and shall earn interest at the same rate per annum as the principal hereunder.

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e.     Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any conflict or choice of laws principles. Any litigation involving this Note shall be brought in Collin County, Texas.

f.      Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties. This Note and the rights, privileges and obligations of Holder hereunder, shall not be assigned, sold or transferred by Holder, in part or in full without the prior written consent of the Borrower, provided that the Holder may assign or transfer any of its rights, privileges, or obligations set forth in, arising under, or created by this Agreement to any entity controlled by, controlling or under common control with the Holder. The Borrower may not assign this Note without prior written consent of the Holder, provided that the Borrower may assign this Note to any successor of all or substantially all of its assets or business, or any entity surviving the merger, combination or consolidation with the Borrower. Notwithstanding the above, under no circumstances shall the Optional Conversion or the rights, privileges and obligations of Holder pursuant thereto be separately assigned by Holder.

g.     Entire Agreement. This Note constitutes the full and entire agreement of the Borrower and the Holder with respect to the subject matter hereof.

h.     Confidentiality. In addition to separate confidentiality agreement, if any, the Holder will at all times keep confidential and not divulge, use or make accessible to anyone the terms and conditions of this Note and the transactions described herein, and any non-public material information concerning or relating to the business or financial affairs of the Borrower to which such party has been or will become privy relating to this Note, except to its employees and advisors in such capacity, as required to perform its obligations hereunder, if required by law or rules of a stock exchange on which its or its parent’s securities are listed, or with the prior written consent of the Borrower.

i.      Waiver of Jury Trial.

BORROWER AND HOLDER EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH REGARDS TO ANY “DISPUTE” AND ANY ACTION ON SUCH “DISPUTE”. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND HOLDER, AND BORROWER AND HOLDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. BORROWER AND HOLDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION HEREOF IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT: (1) IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR (2) HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND (3) EACH HAVE HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

[The remainder of this page intentionally left blank.]

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its duly authorized representatives as of the day and year first above written.

BORROWER: STEMTECH CORPORATION, a Delaware corporation

By:	/s/ Charles Arnold
Name:	Charles Arnold
Title:	Chief Executive Officer

BORROWER: STEMTECH HEALTHSCIENCES CORP., a Florida corporation

By:	/s/ Charles Arnold
Name:	Charles Arnold
Title:	Chief Executive Officer

GLOBE NET WIRELESS CORP., a Nevada corporation

By:	/s/ Charles Arnold
Name:	Charles Arnold
Title:	Chief Executive Officer

[Signature Page to Convertible Promissory Note]

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Schedule 1

A.	Schedule of Convertible Promissory Notes.

B.	Schedule Of Variable Rate Indebtedness.

Lender	Loan Amount	Security/Collateral	Maturity Date
MCUS, LLC	$568,182.00 ($500k Principal with $68,182.00 OID)	-$568,182.00 Convertible Promissory Note, -Registration Rights Agreement, -Warrant of up to 500k shares of Common Stock with an exercise price equal to $3.00, and -Security Agreement.	9 months after execution – April 30, 2022
LEONITE FUND I, LP	$455,555.56 ($410k Principal with $45,555.56 OID)

-$455,555.56 Convertible Promissory Note,

-200M authorized shares of Common Stock,

-540k issued and outstanding shares of Common Stock,

-Warrant of up to 500k shares of Common Stock with an exercise price equal to $3.00 (3 years life), and Security Agreement.

9 months after the date of each tranche of funds released to borrower

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C.	Schedule Of IRS Liens.

IRS Jacksonville Serial Number 354756619	Stemtech HealthSciences Corp.	$47,666.19 covering certain periods in 2014, 2017 and 2018	Filed 5.18.2019

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